UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 12)

AMC Networks Inc.

(Name of Issuer)

Class A Common Stock, par value $.01 per share

(Title of Class of Securities)

00164V 103

(CUSIP Number)

Beverly B. Reyes

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY 10112

212-408-2500

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

October 21, 2020

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan, individually and as a Trustee of the Charles F. Dolan 2009 Revocable Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 15,690
	8.	Shared Voting Power 5,722,475
	9.	Sole Dispositive Power 15,690
	10.	Shared Dispositive Power 5,722,475

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,738,165
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 16.4% (1)
14.	Type of Reporting Person IN

*

Excludes 6,267,191 shares of AMC Networks Inc. Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), issuable upon conversion of an equal number of shares of AMC Networks Inc. Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), held by other Reporting Persons hereto as to which Charles F. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of Charles F. Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Helen A. Dolan, individually and as a Trustee of the Helen A. Dolan 2009 Revocable Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,738,165
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,738,165

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,738,165
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 16.4% (1)
14.	Type of Reporting Person IN

*

Excludes 6,267,191 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Helen A. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of Helen A. Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person James L. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 231,173
	8.	Shared Voting Power 1,008,375
	9.	Sole Dispositive Power 231,173
	10.	Shared Dispositive Power 1,008,375

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,239,548
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 4.0% (1)
14.	Type of Reporting Person IN

*

Excludes 10,360,861 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which James L. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of James L. Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Thomas C. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 46,299
	8.	Shared Voting Power 966,844
	9.	Sole Dispositive Power 46,299
	10.	Shared Dispositive Power 966,844

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,013,143
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 3.3% (1)
14.	Type of Reporting Person IN

*

Excludes 10,528,379 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Thomas C. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of Thomas C. Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Patrick F. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 28,511
	8.	Shared Voting Power 993,415
	9.	Sole Dispositive Power 28,511
	10.	Shared Dispositive Power 993,415

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,021,926
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 3.3% (1)
14.	Type of Reporting Person IN

*

Excludes 10,471,917 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Patrick F. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of Patrick F. Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Kathleen M. Dolan, individually and as Trustee of the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust and as a Trustee of each of the Dolan Children Trusts
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 39,313
	8.	Shared Voting Power 5,888,120
	9.	Sole Dispositive Power 39,313
	10.	Shared Dispositive Power 5,888,120

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,927,433
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 16.8% (1)
14.	Type of Reporting Person IN

*

Excludes 5,880,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Kathleen M. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of Kathleen M. Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Marianne E. Dolan Weber
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 9,169
	8.	Shared Voting Power 1,036,817
	9.	Sole Dispositive Power 9,169
	10.	Shared Dispositive Power 1,036,817

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,045,986
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒
13.	Percent of Class Represented by Amount in Row (11) 3.4% (1)
14.	Type of Reporting Person IN

*

Excludes 10,585,247 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Marianne Dolan Weber disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of Marianne E. Dolan Weber, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Deborah A. Dolan-Sweeney, individually and as Trustee of the Patrick F. Dolan 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 107,675
	8.	Shared Voting Power 2,084,616
	9.	Sole Dispositive Power 107,675
	10.	Shared Dispositive Power 2,084,616

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,192,291
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 6.9% (1)
14.	Type of Reporting Person IN

*

Excludes 9,496,300 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Deborah A. Dolan-Sweeney disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of Deborah A. Dolan-Sweeney, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Corby Dolan Leinauer, as a Trustee of each of the 2009 Family Trusts, each of the CFD 2010 Grandchildren Trusts and the Charles F. Dolan 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 367
	8.	Shared Voting Power 4,457,535
	9.	Sole Dispositive Power 367
	10.	Shared Dispositive Power 4,457,535

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,457,902
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 13.0% (1)
14.	Type of Reporting Person IN

*

Excludes 7,030,998 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Corby Dolan Leinauer disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of Corby Dolan Leinauer, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.

  Name of Reporting Person

  Mary S. Dolan, as a Trustee of the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney, the Charles F. Dolan Children Trust FBO Patrick F. Dolan, the Kathleen M. Dolan 2012 Descendants Trust, each of the 2009 Family Trusts, each of the CFD 2010 Grandchildren Trusts and the Charles F. Dolan 2012 Descendants Trust

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 6,810
	8.	Shared Voting Power 6,414,489
	9.	Sole Dispositive Power 6,810
	10.	Shared Dispositive Power 6,414,489

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,421,299
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 17.8% (1)
14.	Type of Reporting Person IN

*

Excludes 5,126,042 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Mary S. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of Mary S. Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.

  Name of Reporting Person

  Paul J. Dolan, as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan, the Charles F. Dolan Children Trust FBO James L. Dolan and the Kathleen M. Dolan 2012 Descendants Trust

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 91,442
	8.	Shared Voting Power 2,039,556
	9.	Sole Dispositive Power 91,442
	10.	Shared Dispositive Power 2,039,556

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,130,998
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 6.7% (1)
14.	Type of Reporting Person IN

*

Excludes 9,538,509 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Paul J. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of Paul J. Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Matthew J. Dolan, as a Trustee of the Charles F. Dolan Children Trust FBO Marianne Dolan Weber and the Charles F. Dolan Children Trust FBO Thomas C. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 3,137
	8.	Shared Voting Power 1,905,510
	9.	Sole Dispositive Power 3,137
	10.	Shared Dispositive Power 1,905,510

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,908,647
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 6.0% (1)
14.	Type of Reporting Person IN

*

Excludes 9,666,648 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Matthew J. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of Matthew J. Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.

  Name of Reporting Person

  Brian G. Sweeney, as a Trustee of the Charles F. Dolan 2009 Revocable Trust and the Helen A. Dolan 2009 Revocable Trust and the Trustee of the Deborah A. Dolan-Sweeney 2012 Descendants Trust

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 225,439
	8.	Shared Voting Power 1,966,852
	9.	Sole Dispositive Power 225,439
	10.	Shared Dispositive Power 1,966,852

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,192,291
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 6.9% (1)
14.	Type of Reporting Person IN

*

Excludes 9,496,300 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Brian G. Sweeney disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of Brian G. Sweeney, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan 2009 Revocable Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 758,407
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 758,407
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 758,407
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 2.5% (1)
14.	Type of Reporting Person OO

*

Excludes 10,846,851 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2009 Revocable Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the Charles F. Dolan 2009 Revocable Trust, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Helen A. Dolan 2009 Revocable Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 126,250
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 126,250
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 126,250
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.4% (1)
14.	Type of Reporting Person OO

*

Excludes 11,358,158 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Helen A. Dolan 2009 Revocable Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the Helen A. Dolan 2009 Revocable Trust, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan Children Trust FBO James L. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 966,844
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 966,844
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 966,844
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 3.2% (1)
14.	Type of Reporting Person OO

*

Excludes 10,557,450 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO James L. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the Charles F. Dolan Children Trust FBO James L. Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan Children Trust FBO Thomas C. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 966,844
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 966,844
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 966,844
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 3.2% (1)
14.	Type of Reporting Person OO

*

Excludes 10,557,450 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Thomas C. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the Charles F. Dolan Children Trust FBO Thomas C. Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan Children Trust FBO Patrick F. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 886,015
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 886,015
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 886,015
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 2.9% (1)
14.	Type of Reporting Person OO

*

Excludes 10,598,393 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Patrick F. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the Charles F. Dolan Children Trust FBO Patrick F. Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan Children Trust FBO Kathleen M. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 966,845
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 966,845
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 966,845
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 3.2% (1)
14.	Type of Reporting Person OO

*

Excludes 10,565,427 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Kathleen M. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan Children Trust FBO Marianne Dolan Weber
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 938,666
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 938,666
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 938,666
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 3.1% (1)
14.	Type of Reporting Person OO

*

Excludes 10,593,606 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Marianne Dolan Weber disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the Charles F. Dolan Children Trust FBO Marianne Dolan Weber, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 966,845
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 966,845
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 966,845
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 3.2% (1)
14.	Type of Reporting Person OO

*

Excludes 10,565,427 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2009 Family Trust FBO James L. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 887,064
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 887,064
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 887,064
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 2.9% (1)
14.	Type of Reporting Person OO

*

Excludes 10,597,344 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2009 Family Trust FBO James L. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the CFD 2009 Family Trust FBO James L. Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2009 Family Trust FBO Thomas C. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 921,125
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 921,125
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 921,125
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 3.0% (1)
14.	Type of Reporting Person OO

*

Excludes 10,563,283 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2009 Family Trust FBO Thomas C. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the CFD 2009 Family Trust FBO Thomas C. Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2009 Family Trust FBO Patrick F.Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 61,790
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 61,790
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 61,790
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.2% (1)
14.	Type of Reporting Person OO

*

Excludes 11,422,618 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2009 Family Trust FBO Patrick F. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the CFD 2009 Family Trust FBO Patrick F. Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2009 Family Trust FBO Kathleen M. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 - See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 370,862
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 370,862
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 370,862
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.2% (1)
14.	Type of Reporting Person OO

*

Excludes 11,113,546 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2009 Family Trust FBO Kathleen M. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the CFD 2009 Family Trust FBO Kathleen M. Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2009 Family Trust FBO Marianne E. Dolan Weber
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 433,862
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 433,862
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 433,862
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.4% (1)
14.	Type of Reporting Person OO

*

Excludes 11,050,546 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2009 Family Trust FBO Marianne Dolan Weber disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the CFD 2009 Family Trust FBO Marianne E. Dolan Weber, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 168,177
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 168,177
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 168,177
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒
13.	Percent of Class Represented by Amount in Row (11) 0.6% (1)
14.	Type of Reporting Person OO

*

Excludes 11,316,231 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

.(1)

For purposes of calculating beneficial ownership of the CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Ryan Dolan 1989 Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 15,156
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 15,156
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,156
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒
13.	Percent of Class Represented by Amount in Row (11) 0.1% (1)
14.	Type of Reporting Person OO

*

Excludes 11,469,252 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Ryan Dolan 1989 Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the Ryan Dolan 1989 Trust, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Tara Dolan 1989 Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 15,156
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 15,156
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,156
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒
13.	Percent of Class Represented by Amount in Row (11) 0.1% (1)
14.	Type of Reporting Person OO

*

Excludes 11,469,252 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Tara Dolan 1989 Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the Tara Dolan 1989 Trust, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 375,302
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 375,302
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 375,302
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.2% (1)
14.	Type of Reporting Person OO

*

Excludes 11,109,106 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 375,302
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 375,302
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 375,302
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.2% (1)
14.	Type of Reporting Person OO

*

Excludes 11,109,106 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 375,302
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 375,302
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 375,302
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.2% (1)
14.	Type of Reporting Person OO

*

Excludes 11,109,106 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 375,302
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 375,302
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 375,302
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.2% (1)
14.	Type of Reporting Person OO

*

Excludes 11,109,106 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 109,322
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 109,322
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 109,322
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.4% (1)
14.	Type of Reporting Person OO

*

Excludes 11,375,086 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2012 Descendants Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the Charles F. Dolan 2012 Descendants Trust, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Kathleen M. Dolan 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 99,960
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 99,960
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 99,960
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.3% (1)
14.	Type of Reporting Person OO

*

Excludes 11,384,448 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Kathleen M. Dolan 2012 Descendants Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the Kathleen M. Dolan 2012 Descendants Trust, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Deborah A. Dolan-Sweeney 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 197,645
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 197,645
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 197,645
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.7% (1)
14.	Type of Reporting Person OO

*

Excludes 11,286,763 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Deborah A. Dolan-Sweeney 2012 Descendants Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the Deborah A. Dolan-Sweeney 2012 Descendants Trust, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Marianne E. Dolan Weber 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 99,960
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 99,960
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 99,960
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.3% (1)
14.	Type of Reporting Person OO

*

Excludes 11,384,448 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Marianne E. Dolan Weber 2012 Descendants Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the Marianne E. Dolan Weber 2012 Descendants Trust, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Patrick F. Dolan 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 102,032
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 102,032
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 102,032
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.3% (1)
14.	Type of Reporting Person OO

*

Excludes 11,382,376 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Patrick F. Dolan 2012 Descendants Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the Patrick F. Dolan 2012 Descendants Trust, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2010 Grandchildren Trust FBO Aidan Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 17,030
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 17,030
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 17,030
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.1% (1)
14.	Type of Reporting Person OO

*

Excludes 11,467,378 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2010 Grandchildren Trust FBO Aidan Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the CFD 2010 Grandchildren Trust FBO Aidan Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2010 Grandchildren Trust FBO Quentin Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 17,030
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 17,030
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 17,030
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.1% (1)
14.	Type of Reporting Person OO

*

Excludes 11,467,378 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2010 Grandchildren Trust FBO Quentin Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

(1)

For purposes of calculating beneficial ownership of the CFD 2010 Grandchildren Trust FBO Quentin Dolan, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

AMENDMENT NO. 12 TO SCHEDULE 13D

This Amendment No. 12 to Schedule 13D (“Amendment No. 12”) is being filed jointly by (i) the individuals (in their individual capacity and/or as trustee or co-trustee of specified trusts) and trusts listed in Item 2(a) below (the “Group Members”) who may be deemed to beneficially own all of the shares of Class B Common Stock of AMC Networks Inc. (the “Issuer”), par value $.01 per share (the “Class B Common Stock”), which are convertible share for share at the option of the holder into Class A Common Stock of the Issuer, par value $.01 per share (the “Class A Common Stock,” and together with the Class B Common Stock, the “Common Stock”), and a certain number of shares of Class A Common Stock, in each case as described herein, and (ii) certain trustees of such Group Members (collectively, the “Reporting Persons”) to reflect certain transactions that may be deemed to impact the Reporting Persons’ beneficial ownership of the Class A Common Stock and to add Paul J. Dolan, Matthew J. Dolan and Brian G. Sweeney as Reporting Persons.

The Schedule 13D (the “Schedule”) filed by the original Reporting Persons on June 30, 2011, as amended and supplemented by Amendment No. 1 filed on September 16, 2011, Amendment No. 2 filed on November 18, 2011, Amendment No. 3 filed on August 16, 2012, Amendment No. 4 filed on December 26, 2012, Amendment No. 5 filed on June 27, 2013, Amendment No. 6 filed on August 22, 2013, Amendment No. 7 filed on October 2, 2015, Amendment No. 8 filed on December 23, 2016, Amendment No. 9 filed on December 26, 2017, Amendment No. 10 filed on December 10, 2018 and Amendment No. 11 filed on September 24, 2019, is hereby amended and supplemented by the Reporting Persons as set forth below in this Amendment No. 12.

Item 2	Identity and Background.

The disclosure in Item 2 is hereby amended by amending and restating part (a) thereof as follows:

(a) The names of the Reporting Persons who are Group Members are: Charles F. Dolan, individually and as a Trustee of the Charles F. Dolan 2009 Revocable Trust (the “CFD 2009 Trust”); Helen A. Dolan, individually and as a Trustee of the Helen A. Dolan 2009 Revocable Trust (the “HAD 2009 Trust”); James L. Dolan; Thomas C. Dolan; Patrick F. Dolan; Kathleen M. Dolan, individually and as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan, the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney, the Charles F. Dolan Children Trust FBO Marianne Dolan Weber, the Charles F. Dolan Children Trust FBO Patrick F. Dolan, the Charles F. Dolan Children Trust FBO Thomas C. Dolan and the Charles F. Dolan Children Trust FBO James L. Dolan (hereinafter collectively referred to as the “Dolan Children Trusts” and individually, a “Dolan Children Trust”), and as sole Trustee of the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust; Marianne E. Dolan Weber; Deborah A. Dolan-Sweeney, individually and as Trustee of the Patrick F. Dolan 2012 Descendants Trust; the CFD 2009 Trust; the HAD 2009 Trust; the Dolan Children Trust FBO Kathleen M. Dolan; the Dolan Children Trust FBO Marianne Dolan Weber; the Dolan Children Trust FBO Deborah Dolan-Sweeney; the Dolan Children Trust FBO James L. Dolan; the Dolan Children Trust FBO Thomas C. Dolan; the Dolan Children Trust FBO Patrick F. Dolan; the Charles F. Dolan 2009 Family Trust FBO James L. Dolan; the Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan; the Charles F. Dolan 2009 Family Trust FBO Patrick F. Dolan; the Charles F. Dolan 2009 Family Trust FBO Kathleen M. Dolan; the Charles F. Dolan 2009 Family Trust FBO Marianne E. Dolan Weber; the Charles F. Dolan 2009 Family Trust FBO Deborah A. Dolan-Sweeney; the Ryan Dolan 1989 Trust; the Tara Dolan 1989 Trust; the CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney; the CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan; the CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber; the CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan; the Charles F. Dolan 2012 Descendants Trust; the Kathleen M. Dolan 2012 Descendants Trust; the Deborah A. Dolan-Sweeney 2012 Descendants Trust; the Marianne E. Dolan Weber 2012 Descendants Trust; the Patrick F. Dolan 2012 Descendants Trust; the CFD 2010 Grandchildren Trust FBO Aidan Dolan; and the CFD 2010 Grandchildren Trust FBO Quentin Dolan. The Reporting Persons also include Corby Dolan Leinauer, as a Trustee of the Charles F. Dolan 2009 Family Trust FBO Patrick F.

42

Dolan, the Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan, the Charles F. Dolan 2009 Family Trust FBO James L. Dolan, the Charles F. Dolan 2009 Family Trust FBO Marianne E. Dolan Weber, the Charles F. Dolan 2009 Family Trust FBO Kathleen M. Dolan and the Charles F. Dolan 2009 Family Trust FBO Deborah A. Dolan-Sweeney (collectively, the “2009 Family Trusts” and individually, a “2009 Family Trust”), as a Trustee of the CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan, the CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney, the CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber and the CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan (collectively, the “CFD 2010 Grandchildren Trusts” and individually, a “2010 Grandchildren Trust”) and the Charles F. Dolan 2012 Descendants Trust; Mary S. Dolan, as a Trustee of the Dolan Children Trusts FBO Deborah Dolan-Sweeney and Patrick F. Dolan, the Kathleen M. Dolan 2012 Descendants Trust, each of the 2009 Family Trusts, each of the CFD 2010 Grandchildren Trusts and the Charles F. Dolan 2012 Descendants Trust; Paul J. Dolan, as a Trustee of the Dolan Children Trusts FBO Kathleen M. Dolan and James L. Dolan and the Kathleen M. Dolan 2012 Descendants Trust; Matthew J. Dolan, as a Trustee of the Dolan Children Trusts FBO Marianne Dolan Weber and Thomas C. Dolan and Brian G. Sweeney, as a Trustee of the Charles F. Dolan 2009 Revocable Trust and the Helen A. Dolan 2009 Revocable Trust and the Trustee of the Deborah A. Dolan-Sweeney 2012 Descendants Trust.

The disclosure in Item 2(b) is hereby amended by adding the following at the end thereof:

Paul J. Dolan

Progressive Field

2401 Ontario St.

Cleveland, OH 44115

Matthew J. Dolan

Corporate Place

100 7th Avenue, Suite 150

Chardon, OH 44024

Corby Dolan Leinauer

c/o Dolan Family Office

340 Crossways Park Drive

Woodbury, NY 11797

Brian G. Sweeney

c/o Dolan Family Office

20 Audrey Avenue

Oyster Bay, NY 11771

The disclosure in Item 2(c) is hereby amended by adding the following at the end thereof:

Paul J. Dolan is the Chairman and Chief Executive of the Cleveland Indians Major League Baseball team, Progressive Field, 2401 Ontario St., Cleveland, Ohio 44115. He is a director of MSG Networks Inc. (“MSGN”), Madison Square Garden Sports Corp. (“MSGS”), Madison Square Garden Entertainment Corp. (“MSGE”) and the J.M. Smucker Company. MSGN’s principal business address is Eleven Pennsylvania Plaza, New York, NY 10001. MSGE’s and MSGS’s principal business address is Two Pennsylvania Plaza, New York, NY 10121. The J.M. Smucker Company’s principal business address is One Strawberry Lane, Orrville, Ohio 44667-0280. He is a Trustee of the Dolan Children Trusts FBO Kathleen M. Dolan and James L. Dolan and the Kathleen M. Dolan 2012 Descendants Trust.

Matthew J. Dolan is an attorney and is a principal of Thrasher, Dinsmore & Dolan, Corporate Place, 100 7th Avenue, Chardon, Ohio 44024-9423. He is a Trustee of the Dolan Children Trusts FBO Marianne Dolan Weber and Thomas C. Dolan.

Corby Dolan Leinauer is a Trustee of each of the 2009 Family Trusts, each of the CFD 2010 Grandchildren Trusts and the Charles F. Dolan 2012 Descendants Trust.

43

Brian G. Sweeney is a director of the Issuer. The Issuer’s principal business address is 11 Pennsylvania Plaza, New York, NY 10001. He is a director of MSGN, MSGS and MSGE. He is a Trustee of the Charles F. Dolan 2009 Revocable Trust and the Helen A. Dolan 2009 Revocable Trust and the Trustee of the Deborah A. Dolan-Sweeney 2012 Descendants Trust.

The disclosure in Item 2(d) is hereby amended by adding the following at the end thereof:

None of Paul J. Dolan, Matthew J. Dolan, Corby Dolan Leinauer or Brian G. Sweeney, during the last five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

The disclosure in Item 2(e) is hereby amended by adding the following at the end thereof:

None of Paul J. Dolan, Matthew J. Dolan, Corby Dolan Leinauer or Brian G. Sweeney, during the last five years, has been a party to a civil proceeding of a judicial body or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

The disclosure in Item 2(f) is hereby amended by adding the following at the end thereof:

All of Paul J. Dolan, Matthew J. Dolan, Corby Dolan Leinauer and Brian G. Sweeney are citizens of the United States.

Item 4	Purpose of Transaction

The disclosure in Item 4 is hereby supplemented by adding the following:

On October 21, 2020, the Issuer announced the final results of a “modified Dutch auction” tender offer to purchase its Class A Common Stock (the “Tender Offer”). The Issuer accepted for purchase 10,802,550 shares of its Class A Common Stock, and as a result of the settlement of the Tender Offer, the percentage of the total shares of Class A Common Stock that the Reporting Persons may be deemed to beneficially own increased, as set forth in Item 5 below.

Item 5	Interest in Securities of the Issuer

The disclosure in Item 5(a) and (b) is hereby amended and restated to read in its entirety as follows:

(a) and (b) the Group Members may be deemed to beneficially own an aggregate of 12,566,549 shares of Class A Common Stock as a result of their beneficial ownership of (i) 1,082,141 shares of Class A Common Stock and (ii) 11,484,408 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 30.5% of the total shares of the Issuer’s common stock currently outstanding. Group Members in the aggregate may be deemed to have the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 11,484,408 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock (representing all outstanding Class B Common Stock) because of the terms of the Class B Stockholders’ Agreement (see Item 6 below). Reporting Persons and individuals who are not Group Members but are trustees of trusts that are Group Members may be deemed to beneficially own an additional 120,047 shares of Class A Common Stock. Each of the Reporting Persons disclaims beneficial ownership of the securities held by the other Reporting Persons, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities.

For purposes of calculating beneficial ownership of the Reporting Persons, the total number of shares of Class A Common Stock deemed outstanding is 29,754,780, which amount is based on (i) 40,557,330 shares of Class A common stock reported as outstanding as of September 11, 2020 by

44

the Issuer in its Offer to Purchase, dated September 16, 2020, filed with the SEC on September 16, 2020, less (ii) 10,802,550 shares of Class A Common Stock accepted for purchase by the Issuer in connection with its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

Charles F. Dolan may be deemed to beneficially own an aggregate of 5,738,165 shares of Class A Common Stock, including (i) 520,948 shares of Class A Common Stock and (ii) 5,217,217 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 16.4% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 15,690 shares of Class A Common Stock (which are owned of record by him personally) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 5,722,475 shares of Class A Common Stock (including 120,850 shares of Class A Common Stock owned of record by the CFD 2009 Trust, 384,408 shares of Class A Common Stock owned of record by the Dolan Family Foundation and 5,217,217 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 637,557 shares of Class B Common Stock owned of record by the CFD 2009 Trust, 126,250 shares of Class B Common Stock owned of record by the HAD 2009 Trust, 2,842,880 shares of Class B Common Stock owned of record by the 2009 Family Trusts, 1,501,208 shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts and 109,322 shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust). He disclaims beneficial ownership of 384,408 shares of Class A Common Stock owned of record by the Dolan Family Foundation, and 4,579,660 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 126,250 shares of Class B Common Stock owned of record by the HAD 2009 Trust, 2,842,880 shares of Class B Common Stock owned of record by the 2009 Family Trusts, 1,501,208 shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts and 109,322 shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities.

Helen A. Dolan may be deemed to beneficially own an aggregate of 5,738,165 shares of Class A Common Stock, including (i) 520,948 shares of Class A Common Stock and (ii) 5,217,217 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 16.4% of the shares of Class A Common Stock currently outstanding. She may be deemed to have the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 5,738,165 shares of Class A Common Stock (including 15,690 shares of Class A Common Stock owned of record by Charles F. Dolan personally; 384,408 shares of Class A Common Stock owned of record by the Dolan Family Foundation; 120,850 shares of Class A Common Stock owned of record by the CFD 2009 Trust; and 5,217,217 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 637,557 shares of Class B Common Stock owned of record by the CFD 2009 Trust, 126,250 shares of Class B Common Stock owned of record by the HAD 2009 Trust, 2,842,880 shares of Class B Common Stock owned of record by the 2009 Family Trusts, 1,501,208 shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts and 109,322 shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust). She disclaims beneficial ownership of 15,690 shares of Class A Common Stock owned of record by Charles F. Dolan personally, 384,408 shares of Class A Common Stock owned of record by the Dolan Family Foundation, 120,850 of Class A Common Stock owned of record by the CFD 2009 Trust, and 5,090,967 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 637,557 shares of Class B Common Stock owned of record by the CFD 2009 Trust, 2,842,880 shares of Class B Common Stock owned of record by the 2009 Family Trusts, 1,501,208 shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts and 109,322 shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities.

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James L. Dolan may be deemed to beneficially own an aggregate of 1,239,548 shares of Class A Common Stock, including (i) 116,001shares of Class A Common Stock and (ii) 1,123,547 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 4.0% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 231,173 shares of Class A Common Stock (including 66,719 shares of Class A Common Stock owned of record personally, 1,925 shares of Class A Common Stock held as custodian for one or more minor children and 162,529 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,008,375 shares of Class A Common Stock (including 1,250 shares of Class A Common Stock owned of record jointly with his spouse, 6,221 shares of Class A Common Stock owned of record personally by his spouse, and 39,886 shares of Class A Common Stock owned of record by the Dolan Children Trust for his benefit and 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit, and an aggregate of 34,060 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan and Quentin Dolan for which his spouse serves as trustee). He disclaims beneficial ownership of 1,925 shares of Class A Common Stock held as custodian for one or more minor children, 6,221 shares of Class A Common Stock owned of record personally by his spouse and 39,886 shares of Class A Common Stock and 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit, and an aggregate of 34,060 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan and Quentin Dolan for which his spouse serves as trustee, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Thomas C. Dolan may be deemed to beneficially own 1,013,143 shares of Class A Common Stock, including (i) 57,114 shares of Class A Common Stock and (ii) 956,029 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This amount represents approximately 3.3% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 46,299 shares of Class A Common Stock (including 17,228 shares of Class A Common Stock owned of record personally and 29,071 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally) and (b) the shared power to vote or direct the vote of and to dispose of or to direct the disposition of 39,886 shares of Class A Common Stock and 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit. He disclaims beneficial ownership of 39,886 shares of Class A Common Stock and 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Patrick F. Dolan may be deemed to beneficially own an aggregate of 1,021,926 shares of Class A Common Stock, including (i) 9,435 shares of Class A Common Stock and (ii) 1,012,491 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 3.3% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 28,511 shares of Class A Common Stock (including 4,067 shares of Class A Common Stock owned of record personally and 24,444 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally) and (b) the current shared power to vote or direct the vote of and to dispose of or to direct the disposition of 993,415 shares of Class A Common Stock (including 4,256 shares of Class A Common Stock owned of record jointly with his spouse, 525 shares of Class A Common Stock owned of record personally by his spouse, 587

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shares of Class A Common Stock owned of record by the Daniel P. Mucci Trust (the “Mucci Trust”) for which he serves as a trustee and 886,015 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit and 102,032 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Patrick F. Dolan 2012 Descendants Trust). He disclaims beneficial ownership of 525 shares of Class A Common Stock owned of record personally by his spouse, 587 shares of Class A Common Stock held by the Mucci Trust, and 886,015 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit and 102,032 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Patrick F. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Kathleen M. Dolan may be deemed to beneficially own an aggregate of 5,927,433 shares of Class A Common Stock, including (i) 323,985 shares of Class A Common Stock and (ii) 5,603,448 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 16.8% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 39,313 shares of Class A Common Stock (including 2,220 shares of Class A Common Stock owned of record personally, 4,481 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally, 2,300 shares of Class A Common Stock held as custodian for one or more minor children and an aggregate of 30,312 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 5,888,120 shares of Class A Common Stock (including 96,101 shares of Class A Common Stock owned of record by the Green Mountain Foundation Inc., an aggregate of 223,364 shares of Class A Common Stock owned of record by the Dolan Children Trusts, an aggregate of 5,468,695 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts and 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Kathleen M. Dolan 2012 Descendants Trust). She disclaims beneficial ownership of 2,300 shares of Class A Common Stock held as custodian for one or more minor children, 96,101 shares of Class A Common Stock owned of record by the Green Mountain Foundation Inc., an aggregate of 233,364 shares of Class A Common Stock owned of record by the Dolan Children Trusts and an aggregate of 5,598,967 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts, the Ryan Dolan 1989 Trust, the Tara Dolan 1989 Trust and the Kathleen M. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Marianne E. Dolan Weber may be deemed to beneficially own an aggregate of 1,045,986 shares of Class A Common Stock, including (i) 146,825 shares of Class A Common Stock and (ii) 899,161 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 3.4% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 9,169 shares of Class A Common Stock (including 810 shares of Class A Common Stock owned of record personally, and 8,359 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally) and (b) the current shared power to vote or direct the vote of and to dispose of or to direct the disposition of 1,036,817 shares of Class A Common Stock (including 900 shares of Class Common Stock owned of record by her spouse, 1,150 shares of Class A Common Stock owned of record by a member of her household, 96,101 shares of Class A Common Stock owned of record by the Heartfelt Wings Foundation Inc., 47,864 shares of Class A Common Stock owned by the Dolan Children Trust for her benefit and 890,802 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for her benefit). She disclaims beneficial

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ownership of 900 shares of Class Common Stock owned of record by her spouse, 1,150 shares of Class A Common Stock owned of record by a member of her household, 96,101 shares of Class A Common Stock owned of record by the Heartfelt Wings Foundation Inc., 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trust for her benefit and 890,802 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for her benefit, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Deborah A. Dolan-Sweeney may be deemed to beneficially own an aggregate of 2,192,291 shares of Class A Common Stock, including (i) 204,183 shares of Class A Common Stock and (ii) 1,988,108 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 6.9% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 107,675 shares of Class A Common Stock (including 5,643 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally and 102,032 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Patrick F. Dolan 2012 Descendants Trust for which she serves as trustee) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 2,084,616 shares of Class A Common Stock (including 27,794 shares of Class A Common Stock owned of record by her spouse, 7,675 shares of Class A Common Stock held by trusts for which her spouse serves as co-trustee, 120,850 shares of Class A Common Stock owned of record by the CFD 2009 Trust for which her spouse serves as co-trustee and 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trust for her benefit, 1,880,433 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 918,981 shares of Class B Common Stock owned of record by the Dolan Children Trust for her benefit, 197,645 shares of Class B Common Stock owned of record by the Deborah A. Dolan-Sweeney 2012 Descendants Trust for which her spouse serves as trustee, 637,557shares of Class B Common Stock owned of record by the CFD 2009 Trust for which her spouse serves as co-trustee and 126,250 shares of Class B Common Stock owned of record by the HAD 2009 Trust for which her spouse serves as co-trustee). She disclaims beneficial ownership of 27,794 shares of Class A Common Stock owned of record by her spouse, 7,675 shares of Class A Common Stock held by trusts for which her spouse serves as co-trustee, 120,850 shares of Class A Common Stock owned of record by the CFD 2009 Trust for which her spouse serves as co-trustee, 47,864 shares of Class A Common Stock and 2,082,425 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 918,981 shares of Class B Common Stock owned of record by the Dolan Children Trust for her benefit, 197,645 shares of Class B Common Stock owned of record by the Deborah A. Dolan-Sweeney 2012 Descendants Trust for which her spouse serves as trustee, 102,032 shares of Class B Common Stock owned of record by the Patrick F. Dolan 2012 Descendants Trust for which she serves as trustee, 637,557 shares of Class B Common Stock owned of record by the CFD 2009 Trust for which her spouse serves as co-trustee and 126,250 shares of Class B Common Stock owned of record by the HAD 2009 Trust for which her spouse serves as co-trustee, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Corby Dolan Leinauer may be deemed to beneficially own an aggregate of 4,457,902 shares of Class A Common Stock, including (i) 4,492 shares of Class A Common Stock and (ii) 4,453,410 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 13.0% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 367 shares of Class A Common Stock held as custodian for one or more minor children and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 4,457,535 shares of Class A Common Stock (including 1,302 shares of Class A Common Stock owned of record jointly with her spouse, 2,823 shares of Class A Common Stock owned of record by the Leinauer Family Education Trust, an aggregate of 2,842,880 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the 2009

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Family Trusts, an aggregate of 1,501,208 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts, and 109,322 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust). She disclaims beneficial ownership of 367 shares of Class A Common Stock held as custodian for one or more minor children, 2,823 shares of Class A Common Stock owned of record by the Leinauer Family Education Trust, an aggregate of 2,842,880 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the 2009 Family Trusts, an aggregate of 1,501,208 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts and 109,322 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that she is the beneficial owner of such securities. See Exhibit A.

Mary S. Dolan may be deemed to beneficially own an aggregate of 6,421,299 shares of Class A Common Stock, including (i) 62,933 shares of Class A Common Stock and (ii) 6,358,366 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 17.8% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote and to dispose of or direct the disposition of 6,810 shares of Class A Common Stock held as custodian for one or more minor children and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 6,414,489 shares of Class A Common Stock (including 8,259 shares of Class A Common Stock owned of record jointly with her spouse, an aggregate of 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Deborah A. Dolan-Sweeney and Patrick F. Dolan, an aggregate of 1,804,996 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan, 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Kathleen M. Dolan 2012 Descendants Trust, an aggregate of 2,842,880 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the 2009 Family Trusts, an aggregate of 1,501,208 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts, and 109,322 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust). She disclaims beneficial ownership of 6,810 shares of Class A Common Stock held as custodian for one or more minor children, an aggregate of 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan, an aggregate of 1,804,996 shares of Class A Common Stock issuable upon the conversion of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan, 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Kathleen M. Dolan 2012 Descendants Trust, an aggregate of 2,842,880 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the 2009 Family Trusts, an aggregate of 1,501,208 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts, and 109,322 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Paul J. Dolan may be deemed to beneficially own an aggregate of 2,130,998 shares of Class A Common Stock, including (i) 185,099 shares of Class A Common Stock, and (ii) 1,945,899 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 6.7% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or

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direct the vote of and to dispose of or to direct the disposition of 91,442 shares of Class A Common Stock owned of record by the CFD Trust No. 10 and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 2,039,556 shares of Class A Common Stock (including 5,907 shares of Class A Common Stock owned of record jointly with his spouse, an aggregate of 87,750 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan, an aggregate of 1,845,939 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan and 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Kathleen M. Dolan 2012 Descendants Trust). He disclaims beneficial ownership of 91,442 shares of Class A Common Stock owned of record by the CFD Trust No. 10, an aggregate of 87,750 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan, an aggregate of 1,845,939 shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan, and 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Kathleen M. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that he is the beneficial owner of such securities. See Exhibit A.

Matthew J. Dolan may be deemed to beneficially own an aggregate of 1,908,647 shares of Class A Common Stock, including (i) 90,887 shares of Class A Common Stock and (ii) 1,817,760 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 6.0% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 3,137 shares of Class A Common Stock (including 1,750 shares of Class A Common Stock owned of record personally and 1,387 shares of Class A Common Stock held as custodian for a minor child) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,905,510 shares of Class A Common Stock (including an aggregate of 87,750 shares of Class A Common stock owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan and an aggregate of 1,817,760 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan). He disclaims beneficial ownership of 1,387 shares of Class A Common Stock held as custodian for a minor child, an aggregate of 87,750 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan and an aggregate of 1,817,760 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Brian G. Sweeney may be deemed to beneficially own an aggregate of 2,192,291 shares of Class A Common Stock, including (i) 204,183 shares of Class A Common Stock and (ii) 1,988,108 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 6.9% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 225,439 shares of Class A Common Stock (including 27,794 shares of Class A Common Stock owned of record personally and 197,645 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Deborah A. Dolan-Sweeney 2012 Descendants Trust for which he serves as trustee) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,966,852 shares of Class A Common Stock (including 120,850 shares of Class A Common Stock owned of record by the CFD 2009 Trust for which he serves as co-trustee, 7,675 shares of Class A Common Stock held by trusts for which he serves as co-trustee, an aggregate of 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trust for the benefit of his spouse and 1,790,463 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 5,643 shares of Class B Common Stock owned of record by his spouse,

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918,981 shares of Class B Common Stock owned of record by the Dolan Children Trust for the benefit of his spouse, 102,032 shares of Class B Common Stock owned of record by the Patrick F. Dolan 2012 Descendants Trust for which his spouse serves as trustee and an aggregate of 763,807 shares of Class B Common Stock owned of record by the CFD 2009 Trust and HAD 2009 Trust for each of which he serves as co-trustee. He disclaims beneficial ownership of 120,850 shares of Class A Common Stock owned of record by the CFD 2009 Trust for which he serves as co-trustee, 7,675 shares of Class A Common Stock held by trusts for which he serves as co-trustee, an aggregate of 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trust for the benefit of his spouse, 5,643 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by his spouse, 918,981 shares of shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for the benefit of his spouse, 102,032 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Patrick F. Dolan 2012 Descendants Trust for which his spouse serves as trustee, an aggregate of 763,807 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2009 Trust and HAD 2009 Trust for each of which he serves as co-trustee and 197,645 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Deborah A. Dolan-Sweeney 2012 Descendants Trust for which he serves as trustee, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

The CFD 2009 Trust may be deemed to beneficially own an aggregate of 758,407 shares of Class A Common Stock, including (i) 120,850 shares of Class A Common Stock and (ii) 637,557 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Charles F. Dolan and Brian G. Sweeney are the trustees and have the shared power to vote and dispose of the shares held by the trust. This aggregate amount represents approximately 2.5% of the shares of Class A Common Stock currently outstanding. The information contained on page 15 of this Schedule 13D is hereby incorporated by reference. See Exhibit A.

The HAD 2009 Trust may be deemed to beneficially own an aggregate of 126,250 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Helen A. Dolan and Brian G. Sweeney are the trustees and have the shared power to vote and dispose of the shares held by the trust. This aggregate amount represents approximately 0.4% of the shares of Class A Common Stock currently outstanding. The information contained on page 16 of this Schedule 13D is hereby incorporated by reference. See Exhibit A.

The Charles F. Dolan Children Trust FBO James L. Dolan may be deemed to beneficially own an aggregate of 966,844 shares of Class A Common Stock, including (i) 39,886 shares of Class A Common Stock and (ii) 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 3.2% of the shares of Class A Common Stock currently outstanding. Kathleen M. Dolan and Paul J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 17 of this Schedule 13D is hereby incorporated by reference.

The Charles F. Dolan Children Trust FBO Thomas C. Dolan may be deemed to beneficially own an aggregate of 966,844 shares of Class A Common Stock, including (i) 39,886 shares of Class A Common Stock and (ii) 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 3.2 % of the shares of Class A Common Stock currently outstanding. Kathleen M. Dolan and Matthew J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 18 of this Schedule 13D is hereby incorporated by reference.

The Charles F. Dolan Children Trust FBO Patrick F. Dolan may be deemed to beneficially own an aggregate of 886,015 shares of Class A Common Stock issuable upon conversion of an equal

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number of shares of Class B Common Stock. This aggregate amount represents approximately 2.9% of the shares of Class A Common Stock currently outstanding. Kathleen M. Dolan and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 19 of this Schedule 13D is hereby incorporated by reference.

The Charles F. Dolan Children Trust FBO Kathleen M. Dolan may be deemed to beneficially own an aggregate of 966,845 shares of Class A Common Stock, including (i) 47,864 shares of Class A Common Stock and (ii) 918,981 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 3.2% of the shares of Class A Common Stock currently outstanding. Kathleen M. Dolan and Paul J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 20 of this Schedule 13D is hereby incorporated by reference.

The Charles F. Dolan Children Trust FBO Marianne Dolan Weber may be deemed to beneficially own an aggregate of 938,666 shares of Class A Common Stock, including (i) 47,864 shares of Class A Common Stock and (ii) 890,802 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 3.1% of the shares of Class A Common Stock currently outstanding. Kathleen M. Dolan and Matthew J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 21 of this Schedule 13D is hereby incorporated by reference.

The Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney may be deemed to beneficially own an aggregate of 966,845 shares of Class A Common Stock, including (i) 47,864 shares of Class A Common Stock and (ii) 918,981 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 3.2% of the shares of Class A Common Stock currently outstanding. Kathleen M. Dolan and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 22 of this Schedule 13D is hereby incorporated by reference.

The 2009 Family Trust FBO James L. Dolan may be deemed to beneficially own an aggregate of 887,064 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 2.9% of the shares of Class A Common Stock currently outstanding. Corby Dolan Leinauer and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 23 of this Schedule 13D is hereby incorporated by reference.

The 2009 Family Trust FBO Thomas C. Dolan may be deemed to beneficially own an aggregate of 921,125 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 3.0% of the shares of Class A Common Stock currently outstanding. Corby Dolan Leinauer and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 24 of this Schedule 13D is hereby incorporated by reference.

The 2009 Family Trust FBO Patrick F. Dolan may be deemed to beneficially own an aggregate of 61,790 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 0.2% of the shares of Class A Common Stock currently outstanding. Corby Dolan Leinauer and Mary S.

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Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 25 of this Schedule 13D is hereby incorporated by reference.

The 2009 Family Trust FBO Kathleen M. Dolan may be deemed to beneficially own an aggregate of 370,862 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 1.2% of the shares of Class A Common Stock currently outstanding. Corby Dolan Leinauer and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 26 of this Schedule 13D is hereby incorporated by reference.

The 2009 Family Trust FBO Marianne Dolan Weber may be deemed to beneficially own an aggregate of 433,862 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 1.4% of the shares of Class A Common Stock currently outstanding. Corby Dolan Leinauer and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 27 of this Schedule 13D is hereby incorporated by reference.

The 2009 Family Trust FBO Deborah A. Dolan-Sweeney may be deemed to beneficially own an aggregate of 168,177 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 0.6% of the shares of Class A Common Stock currently outstanding. Corby Dolan Leinauer and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor The information contained on page 28 of this Schedule 13D is hereby incorporated by reference.

The Ryan Dolan 1989 Trust may be deemed to beneficially own an aggregate of 15,156 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 0.1% of the shares of Class A Common Stock currently outstanding. Kathleen M. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 29 of this Schedule 13D is hereby incorporated by reference.

The Tara Dolan 1989 Trust may be deemed to beneficially own an aggregate of 15,156 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 0.1% of the shares of Class A Common Stock currently outstanding. Kathleen M. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 30 of this Schedule 13D is hereby incorporated by reference.

The CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan may be deemed to beneficially own an aggregate of 375,302 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 1.2% of the shares of Class A Common Stock currently outstanding. Corby Dolan Leinauer and Mary S. Dolan are the trustees and have the shared power

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to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 31 of this Schedule 13D is hereby incorporated by reference.

The CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan may be deemed to beneficially own an aggregate of 375,302 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 1.2% of the shares of Class A Common Stock currently outstanding. Corby Dolan Leinauer and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 32 of this Schedule 13D is hereby incorporated by reference.

The CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber may be deemed to beneficially own an aggregate of 375,302 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 1.2% of the shares of Class A Common Stock currently outstanding. Corby Dolan Leinauer and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 33 of this Schedule 13D is hereby incorporated by reference.

The CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney may be deemed to beneficially own an aggregate of 375,302 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 1.2% of the shares of Class A Common Stock currently outstanding. Corby Dolan Leinauer and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 34 of this Schedule 13D is hereby incorporated by reference.

The Charles F. Dolan 2012 Descendants Trust may be deemed to beneficially own an aggregate of 109,322 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 0.4% of the shares of Class A Common Stock currently outstanding. Corby Dolan Leinauer and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 35 of this Schedule 13D is hereby incorporated by reference.

The Kathleen M. Dolan 2012 Descendants Trust may be deemed to beneficially own an aggregate of 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 0.3% of the shares of Class A Common Stock currently outstanding. Paul J. Dolan and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Kathleen M. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because she has to right the substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 36 of this Schedule 13D is hereby incorporated by reference.

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The Deborah A. Dolan-Sweeney 2012 Descendants Trust may be deemed to beneficially own an aggregate of 197,645 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 0.7% of the shares of Class A Common Stock currently outstanding. Brian G. Sweeney is the trustee and has the sole power to vote and dispose of the shares held by the trust. Deborah A. Dolan-Sweeney may be deemed to share power to direct the disposition of the shares held by the trust because she has the right to substitute assets with the trust, subject to the trustee’s reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 37 of this Schedule 13D is hereby incorporated by reference.

The Marianne E. Dolan Weber 2012 Descendants Trust may be deemed to beneficially own an aggregate of 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 0.3% of the shares of Class A Common Stock currently outstanding. Richard Baccari is the trustee and has the sole power to vote and dispose of the shares held by the trust. Marianne E. Dolan Weber may be deemed to share power to direct the disposition of the shares held by the trust because she has the right to substitute assets with the trust, subject to the trustee’s reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 38 of this Schedule 13D is hereby incorporated by reference.

The Patrick F. Dolan 2012 Descendants Trust may be deemed to beneficially own an aggregate of 102,032 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 0.3% of the shares of Class A Common Stock currently outstanding. Deborah A. Dolan-Sweeney is the trustee and has the sole power to vote and dispose of the shares held by the trust. Patrick F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustee’s reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 39 of this Schedule 13D is hereby incorporated by reference.

The CFD 2010 Grandchildren Trust FBO Aidan Dolan may be deemed to beneficially own an aggregate of 17,030 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 0.1% of the shares of Class A Common Stock currently outstanding. Kristin A. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 40 of this Schedule 13D is hereby incorporated by reference.

The CFD 2010 Grandchildren Trust FBO Quentin Dolan may be deemed to beneficially own an aggregate of 17,030 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 0.1% of the shares of Class A Common Stock currently outstanding. Kristin A. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 41 of this Schedule 13D is hereby incorporated by reference.

Kristin A. Dolan may be deemed to beneficially own an aggregate of 1,239,548 shares of Class A Common Stock, including (i) 116,001 shares of Class A Common Stock and (ii) 1,123,547 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 4.0% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 40,281 shares of Class A Common Stock (including 6,221 shares of Class A Common Stock and an aggregate of 34,060 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan and

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Quentin Dolan for which she serves as trustee) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,199,267 shares of Class A Common Stock (including 66,719 shares of Class A Common Stock and 162,529 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally by her spouse, 1,250 shares of Class A Common Stock owned of record jointly with her spouse, 1,925 shares of Class A Common Stock held as custodian by her spouse for one or more minor children, and 39,886 shares of Class A Common Stock owned of record by the Dolan Children Trust for the benefit of her spouse and 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for the benefit of her spouse). She disclaims beneficial ownership of 1,925 shares of Class A Common Stock held as custodian by her spouse for one or more minor children, 66,719 shares of Class A Common Stock and 162,529 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally by her spouse, 39,886 shares of Class A Common Stock owned of record by the Dolan Children Trust for the benefit of her spouse, 926,958 shares of Class A Common Stock issuable upon the conversion of Class B Common Stock owned of record by the Dolan Children Trust for the benefit of her spouse, and an aggregate of 34,060 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan and Quentin Dolan for which she serves as trustee, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Item 7	Material to be Filed as an Exhibit

The disclosure in Item 7 is hereby supplemented by adding the following in appropriate numerical order:

Exhibit A: Amended and Restated Trust and Beneficiary List

Exhibit B.13: Joint Filing Agreement, dated October 30, 2020.

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Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date: October 30, 2020

CHARLES F. DOLAN, individually and as a Trustee of the Charles F. Dolan 2009 Revocable Trust

*
Charles F. Dolan

HELEN A. DOLAN, individually and as a Trustee of the Helen A. Dolan 2009 Revocable Trust

*
Helen A. Dolan

JAMES L. DOLAN, individually

/s/ James L. Dolan
James L. Dolan

THOMAS C. DOLAN, individually

/s/ Thomas C. Dolan
Thomas C. Dolan

PATRICK F. DOLAN, individually

*
Patrick F. Dolan

MARIANNE E. DOLAN WEBER, individually

*
Marianne E. Dolan Weber

DEBORAH A. DOLAN-SWEENEY, individually and as Trustee of the Patrick F. Dolan 2012 Descendants Trust

*
Deborah A. Dolan-Sweeney

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KATHLEEN M. DOLAN, individually and as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan, the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney, the Charles F. Dolan Children Trust FBO Marianne Dolan Weber, the Charles F. Dolan Children Trust FBO Patrick F. Dolan, the Charles F. Dolan Children Trust FBO Thomas C. Dolan and the Charles F. Dolan Children Trust FBO James L. Dolan, and as Trustee of the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust

*
Kathleen M. Dolan

CHARLES F. DOLAN 2009 REVOCABLE TRUST

/s/ Brian G. Sweeney
By:	Brian G. Sweeney, Trustee

*
By:	Charles F. Dolan, Trustee

HELEN A. DOLAN 2009 REVOCABLE TRUST

/s/ Brian G. Sweeney
By:	Brian G. Sweeney, Trustee

*
By:	Helen A. Dolan, Trustee

CHARLES F. DOLAN CHILDREN TRUST FBO KATHLEEN M. DOLAN

CHARLES F. DOLAN CHILDREN TRUST FBO JAMES L. DOLAN

*
By:	Paul J. Dolan, Trustee

CHARLES F. DOLAN CHILDREN TRUST FBO MARIANNE DOLAN WEBER

CHARLES F. DOLAN CHILDREN TRUST FBO THOMAS C. DOLAN

*
By:	Matthew J. Dolan, Trustee

58

CHARLES F. DOLAN CHILDREN TRUST FBO DEBORAH DOLAN-SWEENEY

CHARLES F. DOLAN CHILDREN TRUST FBO PATRICK F. DOLAN

*
By:	Mary S. Dolan, Trustee

KATHLEEN M. DOLAN 2012 DESCENDANTS TRUST

*
By:	Mary S. Dolan, Trustee

*
By:	Paul J. Dolan, Trustee

CFD 2009 FAMILY TRUST FBO KATHLEEN M. DOLAN

CFD 2009 FAMILY TRUST FBO DEBORAH A. DOLAN-SWEENEY

CFD 2009 FAMILY TRUST FBO MARIANNE E. DOLAN WEBER

CFD 2009 FAMILY TRUST FBO PATRICK F. DOLAN

CFD 2009 FAMILY TRUST FBO THOMAS C. DOLAN

CFD 2009 FAMILY TRUST FBO JAMES L. DOLAN

CFD 2010 GRANDCHILDREN TRUST FBO DESCENDANTS OF KATHLEEN M. DOLAN

CFD 2010 GRANDCHILDREN TRUST FBO DESCENDANTS OF DEBORAH A. DOLAN-SWEENEY

CFD 2010 GRANDCHILDREN TRUST FBO DESCENDANTS OF MARIANNE E. DOLAN WEBER

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CFD 2010 GRANDCHILDREN TRUST FBO DESCENDANTS OF PATRICK F. DOLAN

CHARLES F. DOLAN 2012 DESCENDANTS TRUST

*
By:	Mary S. Dolan, Trustee

*
By:	Corby Dolan Leinauer, Trustee

DEBORAH A. DOLAN-SWEENEY 2012 DESCENDANTS TRUST

/s/ Brian G. Sweeney
By:	Brian G. Sweeney, as Trustee

CFD 2010 GRANDCHILDREN TRUST FBO AIDAN DOLAN

CFD 2010 GRANDCHILDREN TRUST FBO QUENTIN DOLAN

*
By:	Kristin A. Dolan, as Trustee

CORBY DOLAN LEINAUER, as a Trustee of the CFD 2009 Family Trust FBO James L. Dolan, the CFD 2009 Family Trust FBO Thomas C. Dolan, the CFD 2009 Family Trust FBO Patrick F. Dolan, the CFD 2009 Family Trust FBO Kathleen M. Dolan, the CFD 2009 Family Trust FBO Marianne E. Dolan Weber, the CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney, the CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan, the CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney, the CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber, the CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan and the Charles F. Dolan 2012 Descendants Trust

*
Corby Dolan Leinauer

MARY S. DOLAN, as a Trustee of the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney, the Charles F. Dolan Children Trust FBO Patrick F. Dolan, the Kathleen M. Dolan 2012 Descendants

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Trust, the CFD 2009 Family Trust FBO James L. Dolan, the CFD 2009 Family Trust FBO Thomas C. Dolan, the CFD 2009 Family Trust FBO Patrick F. Dolan, the CFD 2009 Family Trust FBO Kathleen M. Dolan, the CFD 2009 Family Trust FBO Marianne E. Dolan Weber, the CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney, the CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan, the CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney, the CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber, the CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan and the Charles F. Dolan 2012 Descendants Trust

*
Mary S. Dolan

PAUL J. DOLAN, as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan, the Charles F. Dolan Children Trust FBO James L. Dolan and the Kathleen M. Dolan 2012 Descendants Trust

*
Paul J. Dolan

MATTHEW J. DOLAN, as a Trustee of the Charles F. Dolan Children Trust FBO Marianne Dolan Weber and the Charles F. Dolan Children Trust FBO Thomas C. Dolan

*
Matthew J. Dolan

BRIAN G. SWEENEY, as a Trustee of the Charles F. Dolan 2009 Revocable Trust and the Helen A. Dolan 2009 Revocable Trust and the Trustee of the Deborah A. Dolan-Sweeney 2012 Descendants Trust

/s/ Brian G. Sweeney
Brian G. Sweeney

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MARIANNE E. DOLAN WEBER 2012 DESCENDANTS TRUST

*
By:	Richard Baccari, Trustee

*By:	/s/ Brian G. Sweeney
Brian G. Sweeney
as Attorney-in-Fact

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